Exhibit 99.3

TIANCI INTERNATIONAL INC.

CHARTER

OF THE

COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

1.       Purpose

The Compensation Committee (the “Committee”) of TIANCI INTERNATIONAL INC. , (the “Company”) is appointed by the Board of Directors upon the recommendation of the Corporate Governance Committee to discharge the Board’s responsibilities relating to the compensation of the Company’s directors and officers. The Committee has overall responsibility for administering all of the Company’s compensation plans, policies and programs.

The Committee is also responsible for producing an annual report on executive compensation for inclusion in the Company’s proxy statement in accordance with the applicable rules and regulations of the NASDAQ Stock Market LLC (“NASDAQ”).

2.       Composition

The Committee shall be comprised of no less than three directors, the exact number to be determined by the Board of Directors. Each Committee member shall meet the independence requirements of the Securities and Exchange Commission (“SEC”) and NASDAQ, as from time to time in effect.

In addition, each member of the Committee shall be free from any relationship that, in the opinion of the Board of Directors, would interfere with the exercise of his or her independent judgment as a member of the Committee.

The members of the Committee shall be appointed and removed by the Board on the recommendation of the Nominating/Corporate Governance Committee. The members of the Committee shall designate a chairman.

3.       Meetings

The Committee shall meet at least one (1) time annually and more frequently if circumstances dictate or if the Committee so determines. The Committee shall also meet at least annually with the executive officers of the Company and other members of management in separate executive sessions to discuss any matters that the Committee or any of these persons believe should be discussed privately. The Committee shall set its own rules of procedure and may delegate authority to subcommittees of its members. The Committee shall keep minutes of its actions.

1

4.       Committee Authority and Responsibilities

A.       The Committee shall conduct its activities in accordance with the policies and principles set forth in the Company’s Corporate Governance Principles.

B.       The Committee shall have all the powers of administration under all of the Company’s employee benefit plans, including any stock compensation plans, bonus plans, retirement plans, stock purchase plans, and medical, dental and other insurance plans. In connection therewith, the Committee shall determine, subject to the provision of the Company’s plans, the directors, officers and employees of the Company eligible to participate in any of the plans, the extent of such participation, and the terms and conditions under which benefits may be vested, received or exercised.

C.       The Committee shall establish a general compensation policy for the Company; shall (subject to any delegated authority) approve increases in directors’ fees and shall approve increases in salaries paid to executive officers of the Company. Consistent with this philosophy, the Committee shall annually review and approve corporate goals and objectives relevant to the compensation of the Company’s Chief Executive Officer, Chief Financial Officer, and other executive officers and key employees, evaluate the performance of such persons in light of those goals and objectives, and approve the compensation levels of such persons based on this evaluation. In determining the long-term incentive component of compensation, the Committee shall consider the Company’s performance and relative shareholder return, the value of similar incentive awards to persons with similar titles and/or responsibilities at comparable companies, the awards given to such persons in comparable companies in past years, and such other matters as the Committee may deem relevant.

D.       The Committee shall give consideration to the development and succession of senior executive officers and shall consider potential successors to the Chief Executive Officer.

E.       The Committee shall report to the Board at least annually and more frequently as circumstances dictate.

F.       The Committee shall have the sole authority to retain, at the Company’s expense, and terminate any compensation consultant to be used to assist in the evaluation of director or executive compensation and shall have sole authority to approve the consultant’s fees and other retention terms, The Committee shall also have the authority to obtain advice and assistance from legal, accounting or other advisors at the Company’s expense.

G.       The Committee shall review and assess the adequacy of this Charter annually and recommend any proposed changes to the Board for approval.

H.       The Committee shall also have such additional authority to assume additional responsibilities and take additional actions as may be delegated to it by the Board of Directors.

5.       Annual Performance Evaluation

The Committee shall conduct an annual self-evaluation to determine whether it is functioning effectively. The Committee shall solicit comments from all directors and report annually to the Board with an assessment of the Committee’s performance. This assessment shall be discussed with the full Board following the end of each fiscal year. This assessment shall focus on the Committee’s contribution to the Company and specifically focus on areas in which the Board or management believes the Committee could improve.

____________________________

2